GRIFFON CORPORATION ANNOUNCES OPERATING RESULTS
FOR THE FIRST QUARTER OF FISCAL 2008

Jericho, New York, February 6, 2008 - Griffon Corporation (NYSE:GFF) today reported operating results for the first quarter of fiscal 2008, ended December 31, 2007. Net sales for the quarter decreased to $341,398,000 from $434,315,000 for the first quarter of fiscal 2007. Income (loss) before income taxes was $(2,393,000) compared to $14,358,000 last year. Net income (loss) was $(1,355,000) in the current quarter compared to $8,465,000 last year. Diluted earnings (loss) per share for the quarter were $(.05) compared to $.27 last year.
The decreases in sales and operating income were attributable to the Installation Services, Garage Doors and the Electronic Information and Communication Systems segments.
The company’s Garage Doors segment finished the quarter with disappointing results that were consistent with the sustained downturn in the housing market. Although we anticipated that weaker residential construction markets would have a continuing effect on Garage Doors’ operating results, we did not anticipate the duration and severity of the impact that weaker housing markets, particularly with respect to resale of existing houses, would have on this segment’s repair and renovate business. We continue to see mixed signals with respect to predicting the bottom of the housing market decline. The segment has been and will continue to focus on significant cost reduction programs including, but not limited to, reductions in force, reducing or eliminating certain sales and marketing programs and consolidating facilities where possible.
A decline in Installation Services’ operating results was anticipated, although not to the extent actually experienced, due to the continuing effect of the weakness in new home construction in the segment’s Las Vegas, Phoenix and Atlanta markets, including the loss of a major customer in Las Vegas. During the second quarter of fiscal 2008, the segment’s management has initiated a restructuring program in its efforts to reduce future operating losses by, among other things, undertaking a reduction in force, consolidation of facilities and optimizing its exit from certain markets. The company expects the restructuring program to result in charges that range between $12 million and $15 million in fiscal 2008.

The decline in sales and operating income of Telephonics Corporation, the company’s wholly-owned Electronic Information and Communication Systems subsidiary, is attributable to the wind down in late fiscal 2007 of substantial contracts with Syracuse Research Corporation (SRC). Excluding the impact of the SRC contracts in the respective first quarter periods, the Electronic Information and Communication Systems segment’s core business sales grew by approximately $9.2 million, or 15%. The segment had received approximately $340 million of funding from SRC for turnkey production of a Counter Improvised Explosive Device over the prior two fiscal years.
Specialty Plastic Films achieved improved results compared to last year’s first quarter. Higher sales and operating profit were favorably affected by improved operational efficiencies and product mix. To a lesser degree, results were favorably impacted by the translation of foreign exchange rates. On average, resin costs in the first quarter increased approximately 30% and 6% in North America and Brazil, respectively, but remained fairly constant in Europe. It is estimated that the effect of resin cost volatility had a negative impact on the segment’s operating results, when compared to the prior-year quarter, of approximately $3-4 million. The segment’s operating results were also unfavorably impacted by lower unit volumes primarily in Europe, resulting from a decline in sales to a certain customer. Specialty Plastic Films’ elastic laminates for the hygiene products market are qualified with the segment’s major customer and business development with other key target customers is in process. We anticipate that volume will ramp up for this product as the year progresses.
Cash flow from operations was $41.2 million for the quarter, which funded capital expenditures of $6.5 million and payments on long-term debt of $13.8 million. Also during the quarter, $.6 million was used to acquire approximately 41,000 shares of the company's common stock under its buyback program. Additional purchases may be made from time to time, depending on market conditions and other factors, at prices deemed appropriate by management.
In December 2007, the company and a subsidiary modified their existing senior secured multicurrency revolving credit facility to revise certain financial covenants in effect for the first quarter of fiscal 2008 ended December 31, 2007. However, the company anticipates that it may not be in compliance with one or both of these quarterly covenants in the future. As a result of such possible non-compliance, and in accordance with applicable accounting standards, the company has reclassified $62.5 million of long-term debt as current debt in the Condensed Consolidated Balance Sheet at December 31, 2007. The company has commenced discussions with its bankers to further amend and/or refinance its Credit Agreement by March 31, 2008.

Griffon Corporation -

●	is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;
●
installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

●
is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

●	develops and manufactures information and communication systems for government and commercial markets worldwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company’s financial position, business strategy and the plans and objectives of the company’s management for future operations, are forward-looking statements. When used in this release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company’s management, as well as assumptions made by and information currently available to the company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, including, but not limited to, the housing market, results of integrating acquired businesses into existing operations, competitive factors and pricing pressures for resin and steel and capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company as previously disclosed in the company’s Annual Report on Form 10-K for the year ended September 30, 2007 in response to Item 1A to Part I of Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(IN THOUSANDS)

PRELIMINARY
	For the Three Months Ended
	December 31,

	2007	2006

Net sales:
Garage Doors	$111,046	$128,640
Installation Services	52,221	76,935
Specialty Plastic Films	106,398	103,655
Electronic Information and Communication Systems	75,860	129,850
Intersegment eliminations	(4,127)	(4,765)
	$341,398	$434,315
Operating income (loss):
Garage Doors	$(1,291)	$4,013
Installation Services	(5,727)	(893)
Specialty Plastic Films	5,997	4,338
Electronic Information and Communication Systems	5,483	12,921
Segment operating income	4,462	20,379
Unallocated amounts	(4,825)	(3,697)
Interest and other, net	(2,030)	(2,324)
Income (loss) before income taxes	$(2,393)	$14,358

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

PRELIMINARY
	FOR THE THREE MONTHS ENDED
	DECEMBER 31,
	2007	2006
Net sales	$341,398	$434,315
Cost of sales	264,205	341,111
Gross profit	77,193	93,204

Selling, general and administrative expenses	78,400	77,140
Income (loss) from operations	(1,207)	16,064

Other income (expense):
Interest expense	(2,915)	(2,944)
Interest income	885	620
Other, net	844	618
	(1,186)	(1,706)
Income (loss) before income taxes	(2,393)	14,358

Provision (benefit) for income taxes	(1,038)	5,893

Net income (loss)	$(1,355)	$8,465

Basic earnings (loss) per share of common stock:	$(.05)	$.28

Diluted earnings (loss) per share of common stock:	$(.05)	$.27
Weighted-average number of shares outstanding:
Basic	30,051,000	29,952,000
Diluted	30,051,000	31,067,000

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

PRELIMINARY
	DECEMBER 31,	SEPTEMBER 30,
	2007	2007
ASSETS

Current Assets:
Cash and cash equivalents	$69,752	$44,747
Accounts receivable, net	171,121	210,340
Contract costs and recognized income not yet billed	71,133	77,184
Inventories	165,569	161,775
Prepaid expenses and other current assets	51,151	50,889
Total current assets	528,726	544,935
Property, plant and equipment, at cost less
depreciation and amortization	230,173	233,449
Goodwill	116,917	114,756
Intangible and other assets	75,028	66,718
	$950,844	$959,858

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Notes payable and current portion of long-term debt	$66,834	$3,392
Accounts payable	100,388	105,324
Accrued liabilities	81,743	79,001
Income taxes	696	14,153
Total current liabilities	249,661	201,870
Long-term debt	153,027	229,438
Other liabilities and deferred credits	80,836	61,611
Total liabilities and deferred credits	483,524	492,919

Shareholders' Equity:
Preferred stock	-	-
Common stock	10,582	10,582
Capital in excess of par	180,625	180,022
Retained earnings	455,141	461,163
Treasury shares, at cost	(213,310)	(212,731)
Accumulated other comprehensive income	35,767	29,522
Deferred compensation	(1,485)	(1,619)
Shareholders' equity	467,320	466,939
	$950,844	$959,858

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

PRELIMINARY	For the Three Months Ended
	December 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,355)	$8,465
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	11,046	9,301
Stock-based compensation	624	590
Provision for losses on accounts receivable	876	382
Deferred income taxes	412	441
Change in assets and liabilities:
Decrease in accounts receivable and contract
costs and recognized income not yet billed	45,302	48,547
Increase in inventories	(3,183)	(4,020)
Increase in prepaid expenses and other assets	(5,448)	(1,899)
Decrease in accounts payable, accrued liabilities and income taxes payable	(5,540)	(27,678)
Other changes, net	(1,578)	(90)
	42,511	25,574
Net cash provided by operating activities	41,156	34,039

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(6,540)	(10,092)
Acquisition of business	(1,750)	-
Decrease in equipment lease deposits	4,332	500
Funds restricted for capital projects	-	(4,347)
Other, net	1,000	-
Net cash used in investing activities	(2,958)	(13,939)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of shares for treasury	(579)	(1,127)
Proceeds from issuance of long-term debt	-	20,891
Payments of long-term debt	(13,818)	(283)
Increase (decrease) in short-term borrowings	787	(6,044)
Exercise of stock options	-	387
Tax benefit from exercise of stock options	-	156
Other, net	177	(1,041)
Net cash provided by (used in) financing activities	(13,433)	12,939

Effect of exchange rate changes on cash and cash equivalents	240	198

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,005	33,237
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	44,747	22,389
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$69,752	$55,626